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Exhibit 4.12

HSBC FINANCE CORPORATION
AND

THE BANK OF NEW YORK,
as Trustee

SUPPLEMENTAL INDENTURE
Dated as of December 15, 2004

TO

INDENTURE
FOR
SENIOR DEBT SECURITIES

Dated as of November 1, 1994

        SUPPLEMENTAL INDENTURE, dated as of December 15, 2004 (this "Supplemental Indenture"), to the Indenture for Senior Debt Securities dated as of November 1, 1994, as supplemented and amended (the "Indenture"), between Household Finance Corporation, a Delaware corporation (the "Company"), and The Bank of New York (successor in interest to NationsBank of Tennessee), a banking corporation organized and existing by virtue of the banking laws of the State of New York , as trustee ("Trustee").

        WHEREAS, the Company and the Trustee have heretofore executed and entered into the Indenture (all capitalized terms used in this Supplemental indenture and not otherwise defined herein shall have the meaning ascribed thereto in the Indenture);

        WHEREAS, prior to the date hereof, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), with Household International, Inc., a Delaware corporation ("Household") and the Company, a Delaware corporation and a wholly-owned subsidiary of Household, pursuant to which the Company will be merged as of the date hereof with and into Household, with Household continuing as the surviving corporation and changing its name to HSBC Finance Corporation ("HSBC Finance"), and the separate corporate existence of the Company will cease (the "Merger");

        WHEREAS, Section 10.01 of the Indenture provides, among other things, that the Company will not merge into any other corporation unless the surviving corporation in such merger (if other than the Company) expressly assumes, by supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all issued and outstanding Notes (herein referred to as the "Notes") and the performance of every covenant of the Indenture on the part of the Company required to be performed under the Indenture;

        WHEREAS, HSBC Finance, as surviving corporation in the Merger, desires to provide for the express assumption of the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of every covenant of the on the part of the Company required to be performed under the Indenture;

        NOW, THEREFORE, HSBC Finance hereby agrees as follows:

        1.    HSBC Finance hereby expressly and irrevocably assumes, as of the date hereof, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of every covenant of the Indenture on the part of the Company required to be performed under the Indenture.

        2.    This Supplemental Indenture may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

        3.    The Indenture, as supplemented and amended by this Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified and confirmed, and the Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument. To the extent any provision of the Indenture or all other supplemental indentures thereto shall conflict with any provision of this Supplemental Indenture, solely for the purposes of the Notes and for determining the rights of Noteholders, the provisions of this Supplemental Indenture shall control.

        4.    If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

        5.    All covenants and agreements in this Supplemental Indenture by HSBC Finance shall bind its successors and assigns, whether so expressed or not.

        6.    In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions (or of other series of Notes) shall not in any way be affected or impaired thereby.

        7.    Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

        8.    THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, DEEMED TO BE A CONTRACT UNDER, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS.

        IN WITNESS WHEREOF, HSBC Finance has caused this Supplemental Indenture to be executed and delivered by its duly authorized officer as of the date first written above.

HSBC FINANCE CORPORATION
/s/ EDGAR D. ANCONA
Name:	Edgar D. Ancona
Title:	Senior Vice President - Treasurer

        By its signature below, the Trustee acknowledges and agrees that the form of this Supplemental Indenture is satisfactory to the Trustee.

THE BANK OF NEW YORK, AS TRUSTEE UNDER THE INDENTURE
/s/ MARY L. COLLIER
Name:	Mary L. Collier
Title:	Agent

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HSBC FINANCE CORPORATION AND
THE BANK OF NEW YORK, as Trustee
SUPPLEMENTAL INDENTURE Dated as of December 15, 2004
TO
INDENTURE FOR SENIOR DEBT SECURITIES
Dated as of November 1, 1994